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                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Impac Funding Corporation (formerly ICI Funding Corporation):

We consent to the use of our report, dated March 3, 1997, except as to Note 10 to the financial statements which is as of March 31, 1997, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus. Our report, dated March 3, 1997, except as to Note 10 to the financial statements which is as of March 31, 1997, contains an explanatory paragraph stating the Company adopted the provisions of Statement of Financial Accounting Standards, No. 122, "Accounting for Mortgage Servicing Rights" for the year ended December 31, 1995.

                                         /s/ KPMG Peat Marwick LLP

                                         KPMG Peat Marwick LLP


Orange County, California
February 20, 1998